Filed pursuant to Rule 424(b)(5)
File No. 333-280976

Prospectus supplement

(To Prospectus dated July 24, 2024)

Up to $400,000,000 aggregate offering value of

Class A common stock

We have entered into an equity distribution agreement (the “Sales Agreement”) with J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Truist Securities, Inc., SMBC Nikko Securities America, Inc. and Scotia Capital (USA) Inc. as our sales agents (each a “Sales Agent”, and collectively, the “Sales Agents”), relating to the shares of our Class A common stock, par value $0.001 per share, offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Sales Agreement, we may, through our Sales Agents, offer and sell from time to time shares of our Class A common stock having an aggregate gross offering price of up to $400,000,000.

Under the terms of the Sales Agreement, we also may sell shares of our Class A common stock to any Sales Agent as principal for its own account at a price agreed upon at the time of the sale. If we sell shares of our Class A common stock to any such Sales Agent as principal, we will enter into a separate terms agreement with the applicable Sales Agent and describe that agreement in a separate prospectus supplement or pricing supplement if required.

Our Class A common stock is traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “LAMR.” The last reported sale price of our Class A common stock on Nasdaq on July 23, 2024 was $121.42 per share.

Sales of shares of our Class A common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on Nasdaq or sales made to or through a market maker other than on an exchange. No Sales Agent is required, but the applicable Sales Agent acting as sales agent or acting directly as principal from time to time will make all sales using commercially reasonable efforts consistent with such Sales Agent’s normal trading and sales practices, on mutually agreed terms between the applicable Sales Agent and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Each Sales Agent will receive from us commissions not to exceed 2.0% of the gross sales price of all shares sold through such Sales Agent under the Sales Agreement. In connection with the sale of the Class A common stock on our behalf, the Sales Agents may be deemed to be “underwriters” within the meaning of the Securities Act and the compensation paid to such Sales Agent may be deemed to be underwriting commissions or discounts. The net proceeds we receive from any sales under this prospectus supplement will be used as described under “Use of Proceeds” in this prospectus supplement. The shares of Class A common stock to which this prospectus supplement relates will be sold through only one Sales Agent on any given day.

To assist us in maintaining our qualification as a real estate investment trust (“REIT”) for federal income tax purposes, among other purposes, our charter contains certain restrictions on ownership and transfer of our shares of common stock, including a provision restricting stockholders from owning more than 5.0% of the outstanding shares of our common stock without the prior consent of our Board of Directors. See “Description of Class A Common Stock—Restrictions on Ownership and Transfer” in the accompanying prospectus.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page s-5 of this prospectus supplement and on page 1 of the accompanying prospectus, and the other risk factors incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or the accompanying prospectus. Any representation to the contrary is a criminal offense.

J.P. Morgan	Wells Fargo Securities	Truist Securities

SMBC Nikko	Scotiabank

The date of this prospectus supplement is July 24, 2024

Prospectus supplement

Page

About this prospectus supplement	s-ii

Where you can find more information	s-ii

Incorporation of certain information by reference	s-iii

Cautionary statement regarding forward-looking statements	s-iv

Prospectus supplement summary	s-1

Risk factors	s-5

Use of proceeds	s-7

Plan of distribution	s-8

Legal matters	s-10

Experts	s-10

Prospectus

We have not, and the Sales Agents have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus. You must not rely upon any information or representation not contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus as if we had authorized it. This prospectus supplement, the accompanying prospectus and any applicable free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Nor does this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated herein and therein by reference and any applicable free writing prospectus is correct on any date after their respective dates, even though this prospectus supplement, the accompanying prospectus or an applicable free writing prospectus is delivered or securities are sold on a later date. Our business, financial condition, results of operations and cash flows may have changed since those dates.

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About this prospectus supplement

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering of our Class A common stock under the Sales Agreement and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus before deciding to invest in shares of our Class A common stock. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before you invest in our Class A common stock, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference. The incorporated documents are described in this prospectus supplement under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” Except as otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement to “Lamar” “the Company,” “we,” “our,” “us” and “our company” mean Lamar Advertising Company, a Delaware corporation, and unless the context requires otherwise, its consolidated subsidiaries.

Neither we, nor our Sales Agents, nor any of our or their respective representatives are making any representation to you regarding the legality of an investment in our Class A common stock by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our Class A common stock.

Where you can find more information

We file annual, quarterly and other reports and other information with the SEC. You can find our filings on the SEC’s website at http://www.sec.gov and on our website at www.lamar.com. Information contained on our website is not part of this prospectus supplement, unless specifically so designated and filed with the SEC.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. You may review a copy of the registration statement through the SEC’s website.

This prospectus supplement contains summaries of certain of our agreements. The descriptions contained in this prospectus supplement of these agreements do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements.

You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number: 5321 Corporate Boulevard, Baton Rouge, Louisiana 70808, Tel: (225) 926-1000, Attention: Chief Financial Officer.

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Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and information that we file later with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in this offering, you should check for reports we may have filed with the SEC after the date of this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the applicable offering under this prospectus supplement and the accompanying prospectus is terminated, in each case other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 23, 2024;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2024, filed with the SEC on May 2, 2024;

•

The information in our proxy statement that is part of our Schedule 14A filed with the SEC on April 5, 2024 that is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•	Our Current Reports on Form 8-K, filed with the SEC on February 22, 2024, March 18, 2024, May 16, 2024 and May 22, 2024; and

•

The description of our Class  A common stock filed as Exhibit 4(a)(3) to our Annual Report on Form 10-K filed with the SEC on February 23, 2024, and any subsequent amendments and reports filed to update such description.

You may obtain any of the documents incorporated by reference into this prospectus supplement from the SEC through its website at the address provided above. You also may request a copy of any document incorporated by reference into this prospectus supplement (including exhibits to those documents specifically incorporated by reference into this document), at no cost, by visiting our internet website at www.lamar.com, or by writing or calling us at the following address or telephone number:

Lamar Advertising Company

5321 Corporate Boulevard

Baton Rouge, Louisiana 70808

Tel: (225) 926-1000

Attention: Chief Financial Officer

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Cautionary statement regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated in this prospectus supplement by reference include statements that are forward-looking in nature within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. This prospectus supplement, the accompanying prospectus and the documents incorporated in this prospectus supplement by reference use terminology such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue” and similar expressions to identify forward-looking statements. Examples of forward-looking statements include statements about: (i) our future financial performance and condition; (ii) our business plans, objectives, prospects, growth and operating strategies; (iii) our anticipated capital expenditures and level of acquisition activity; (iv) our ability to integrate acquired assets and realize operating efficiency from acquisitions; (v) market opportunities and competitive positions; (vi) our future cash flows and expected cash requirements; (vii) expected timing and amount of distributions to our stockholders; (viii) estimated risks; (ix) our ability to maintain compliance with applicable covenants and restrictions included in Lamar Media Corp.’s (“Lamar Media”) senior credit facility, the indentures relating to its outstanding notes and its accounts receivable securitization program; (x) stock price; and (xi) our ability to remain qualified as a REIT.

Forward-looking statements are subject to known and unknown risks, uncertainties and other important factors, including but not limited to the following, any of which may cause our actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements: (i) the the state of the economy and financial markets generally and their effects on the markets in which we operate and the broader demand for advertising; (ii) the levels of expenditures on advertising in general and outdoor advertising in particular; (iii) risks and uncertainties relating to our significant indebtedness; (iv) the demand for outdoor advertising and its continued popularity as an advertising medium; (v) our need for, and ability to obtain, additional funding for acquisitions, operations and debt refinancing; (vi) increased competition within the outdoor advertising industry; (vii) the regulation of the outdoor advertising industry by federal, state and local governments; (viii) our ability to renew expiring contracts at favorable rates; (ix) the integration of businesses that we acquire and our ability to recognize cost savings and operating efficiencies as a result of these acquisitions; (x) our ability to successfully implement our digital deployment strategy; (xi) the market for our Class A common stock; (xii) changes in accounting principles, policies or guidelines; (xii) our ability to effectively mitigate the threat of and damages caused by hurricanes and other kinds of severe weather; (xiv) our ability to maintain our status as a REIT; and (xv) changes in tax laws applicable to REITs or in the interpretation of those laws.

These forward-looking statements are based on our current good faith beliefs; however, actual results may differ due to inaccurate assumptions, the factors listed above or other foreseeable or unforeseeable factors. Consequently, we cannot guarantee that any of the forward-looking statements will prove to be accurate. The forward-looking statements in this report speak only as of the date of this report, and Lamar expressly disclaims any obligation or undertaking to update or revise any such forward-looking statement, except as required by law.

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Prospectus supplement summary

This summary highlights information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. You should carefully read this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference for a more complete understanding of our business and this offering. Please read “Risk Factors” on page s-5 of this prospectus supplement and on page 1 of the accompanying prospectus and the risk factors described under the heading “Risk Factors” included in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference in this prospectus supplement, for more information about important factors that you should consider before investing in our Class A common stock, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” together with our consolidated financial statements and the related notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2023 incorporated by reference in this prospectus supplement and the accompanying prospectus, and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision whether to invest in our common stock.

The company

We are one of the largest outdoor advertising companies in the United States based on number of displays and have operated under the Lamar name since 1902. We operate in a single operating and reporting segment, advertising. We rent space for advertising on billboards, buses, shelters, benches, logo plates and in airport terminals. We offer our customers a fully integrated service, satisfying all aspects of their display requirements from ad copy production to placement and maintenance.

We operate three types of outdoor advertising displays: billboards, logo signs and transit advertising displays.

Billboards. As of June 30, 2024, we owned and operated approximately 160,000 billboard advertising displays in 45 states and Canada. We rent most of our advertising space on two types of billboards: bulletins and posters.

•	Bulletins are generally large, illuminated advertising structures that are located on major highways and target vehicular traffic.

•	Posters are generally smaller advertising structures that are located on major traffic arteries and city streets and target vehicular and pedestrian traffic.

In addition to traditional billboards, we also rent space on digital billboards, which are generally located on major traffic arteries and city streets. As of June 30, 2024, we owned and operated over 4,900 digital billboard advertising displays in 43 states and Canada.

Logo signs. We rent advertising space on logo signs located near highway exits.

•	Logo signs generally advertise nearby gas, food, camping, lodging and other attractions.

We are the largest provider of logo signs in the United States, operating 23 of the 26 privatized state logo sign contracts. As of June 30, 2024, we operated approximately 139,200 logo sign advertising displays in 23 states and the province of Ontario, Canada.

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Transit advertising displays.  We also rent advertising space on the exterior and interior of public transportation vehicles, in airport terminals, and on transit shelters and benches in over 80 markets. As of June 30, 2024, we operated over 46,500 transit advertising displays in 22 states and Canada.

Principal executive offices

We are incorporated in the state of Delaware. Our principal executive offices are located at 5321 Corporate Boulevard, Baton Rouge, Louisiana 70808 and our telephone number at that address is (225) 926-1000. Our website is located at http://www.lamar.com. The information on or linked to from the website is not part of this prospectus supplement.

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The offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the common stock offered hereby, see the “Description of Class A Common Stock” section of the accompanying prospectus.

Issuer	Lamar Advertising Company, a Delaware corporation.

Securities offered	Up to $400,000,000 aggregate gross offering price of shares of our Class A common stock.

Class A common stock to be outstanding after this offering	Up to 91,169,423 shares of Class A common stock, assuming sales of 3,294,350 shares of our Class A common stock in this offering at an offering price of $121.42 per share, which was the last reported sale price of our Class A common stock on Nasdaq on July 23, 2024. The actual number of shares issued will depend upon the extent to which we determine to issue shares in this offering and the sales prices at which we sell stock.

Manner of offering	“At-the-market offering” that may be made from time to time through our Sales Agents, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Truist Securities, Inc., SMBC Nikko Securities America, Inc. and Scotia Capital (USA) Inc. See “Plan of Distribution” on page s-8.

We also may sell shares of our Class A common stock to one or more of the Sales Agents, as principal for their own accounts, at a price per share agreed upon at the time of sale. If we sell Class A common stock shares to one or more of the Sales Agents, as principal, we will enter into a separate terms agreement with such Sales Agent or Agents setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

Use of proceeds	We intend to use the net proceeds from the sale of our Class A common stock, after deducting the Sales Agents’ commission and our offering expenses, pursuant to this offering for general corporate purposes, which may include the repayment, refinancing, redemption or repurchase of existing indebtedness, working capital, capital expenditures, acquisitions of outdoor advertising assets and businesses and other related investments. Our management will have broad discretion in the application of the net proceeds. See “Risk Factors” on page s-5 and “Use of Proceeds” on page s-7.

The proceeds from this offering, if any, will vary depending on the number of shares that we offer and the offering price per share. We may choose to raise less than the maximum $400,000,000 in gross offering proceeds permitted by this prospectus supplement.

Risk factors	Investing in our Class A common stock involves risk. See “Risk Factors” beginning on page s-5, as well as the other information included in or

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incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of factors you should carefully consider before investing in our Class A common stock.

Exchange listing	Our Class A common stock is listed on the Nasdaq under the ticker symbol “LAMR.”

REIT status and transfer restrictions	We began operating as a REIT for our taxable year that began on January 1, 2014. To assist us in maintaining our qualification as a REIT for federal income tax purposes, among other purposes, our charter contains certain restrictions on ownership and transfer of our shares of common stock, including a provision restricting stockholders from owning more than 5.0% of the outstanding shares of our common stock without the prior consent of our Board of Directors.

Transfer agent and registrar	Equiniti Trust Company, LLC

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Risk factors

An investment in our Class A common stock involves risks. You should carefully consider all of the information contained in or incorporated by reference into this prospectus supplement and other information that may be incorporated by reference into this prospectus supplement as provided under “Incorporation of Certain Information by Reference,” including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Please read “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement. New risk factors emerge from time to time, and it is not possible for us to predict all risk factors. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.

Risks related to this offering and our common stock

The market price for our Class A common stock may be volatile and subject to future declines, and the value of an investment in our common stock may decline.

The price at which the shares of our Class A common stock may be sold in the public market after they are purchased pursuant to this prospectus supplement may be lower than the price at which they are sold through or by the Sales Agents. The market price of our shares of Class A common stock may be volatile and be subject to wide fluctuations. Fluctuations in our stock price may be unrelated to or not otherwise reflect our historical financial performance and condition and prospects. The stock market in general can experience considerable price and volume fluctuations due to changes in general economic conditions or other factors beyond our control, which could impact the future market price of our shares of Class A common stock. These broad market fluctuations may adversely affect the market price of our common stock. We cannot assure you that the market price of our shares of Class A common stock will not be volatile or fluctuate or decline significantly in the future.

Management will have immediate and broad discretion as to the use of the proceeds from this offering and may invest or spend the proceeds of this offering in ways with which you may not agree and in ways that may not yield returns to shareholders.

We will retain broad discretion over the use of proceeds from this offering. We intend to use the net proceeds principally as described under “Use of Proceeds.” Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, it is possible that the net proceeds may be used in a way that does not improve our operating results or enhance the value of our Class A common stock.

The Company is controlled by significant stockholders who have the power to determine the outcome of all matters submitted to the stockholders for approval and whose interest in the Company may be different than yours.

As of June 30, 2024, members of the Reilly family, including Kevin P. Reilly, Jr., the Company’s Executive Chairman, and Sean Reilly, the Company’s President and Chief Executive Officer, and their affiliates, owned in the aggregate approximately 15% of the Company’s outstanding common stock, assuming the conversion of all Class B common stock to Class A common stock. As of that date, their combined holdings represented approximately 62% of the voting power of Lamar’s outstanding capital stock, which gives the Reilly family and their affiliates the power to:

•	elect the Company’s entire Board of Directors;

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•	control the Company’s management and policies; and
•	determine the outcome of any corporate transaction or other matter requiring stockholder approval, including charter amendments, mergers, consolidations, financings and asset sales.

The Reilly family may have interests that are different than yours in making these decisions.

Future offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities, which may be senior to our common stock for purposes of distributions or upon liquidation, could adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt or preferred equity securities. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. In addition, any preferred stock we may issue could have a preference on liquidating distributions or a preference on distribution payments that could limit our ability to make a distribution to the holders of our common stock. Since our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock.

There may be future dilution of our common stock as a result of future sales of our Class A common stock, which could adversely impact our stock price.

The issuance of shares of our Class A common stock (or securities convertible into shares of our Class A common stock) from time to time, pursuant to the Sales Agreement or otherwise, may have a dilutive effect on our earnings per share, which could adversely impact the market price of our Class A common stock. The actual amount of dilution and the effect on the market price of our Class A common stock, if any, will be based on numerous factors, particularly the actual number of shares issued pursuant to the Sales Agreement, the use of proceeds and the return generated by the investments acquired with the net proceeds, and cannot be determined at this time. In addition, the issuance and sale of substantial amounts of our Class A common stock, or the perception that such issuances and sales may occur, could adversely affect the market price of our Class A common stock and impair our ability to raise capital through the sale of additional equity securities.

The sale of our Class A common stock in this offering and any future sales of our Class A common stock may depress our stock price and our ability to raise funds in new stock offerings.

Sales of our Class A common stock in this offering and the public market following this offering could lower the market price of our Class A common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable, or at all.

If you purchase the Class A common stock sold in this offering, you may experience immediate dilution as a result of this offering and future equity issuances.

Because the price per share of our Class A common stock being offered may be higher than the book value per share of our Class A common stock, you may suffer immediate dilution in the net tangible book value of the Class A common stock you purchase in this offering. The issuance of additional shares of our Class A common stock in future offerings could be dilutive to stockholders if they do not invest in future offerings. Moreover, to the extent that we issue options or warrants to purchase, or securities convertible into or exchangeable for, shares of our Class A common stock in the future and those options, warrants or other securities are exercised, converted or exchanged, stockholders may experience further dilution.

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Use of proceeds

The amount of proceeds from this offering will depend upon the number of shares of our Class A common stock sold and the market price at which they are sold. There can be no assurance that we will be able to sell any shares under or fully utilize the Sales Agreement as a source of financing. We intend to use the net proceeds from the sale of our Class A common stock pursuant to this offering for general corporate purposes, which may include the repayment, refinancing, redemption or repurchase of existing indebtedness, working capital, capital expenditures, acquisitions of outdoor advertising assets and businesses and other related investments. Our management will have broad discretion in the application of the net proceeds.

Each of the Sales Agents and/or their respective affiliates are agents and/or lenders under our wholly owned subsidiary, Lamar Media Corp.’s senior credit facilities or may hold certain of Lamar Media’s senior or subordinated notes. To the extent that we use the net proceeds from this offering to repay or redeem such indebtedness outstanding, they will receive their pro rata portion of the proceeds from this offering we use to pay any such amounts. See “Plan of Distribution.”

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Plan of distribution

We have entered into the Sales Agreement with J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Truist Securities, Inc., SMBC Nikko Securities America, Inc. and Scotia Capital (USA) Inc. as our Sales Agents, under which we may offer and sell shares of our Class A common stock having an aggregate gross offering price of up to $400,000,000 from time to time. The sales, if any, of shares of our Class A common stock made under the Sales Agreement may be made in sales deemed to be “at-the-market offerings” as defined in Rule 415 under the Securities Act, including by sales made directly on or through the Nasdaq or another market for our Class A common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at negotiated prices, or as otherwise agreed with the applicable Sales Agent.

We will designate the maximum amount of shares of our Class A common stock to be sold through the Sales Agents on a daily basis or otherwise as we and the applicable Sales Agent agree and the minimum price per share at which such shares may be sold. We will submit orders to only one Sales Agent relating to the sale of shares of our Class A common stock on any given day. Subject to the terms and conditions of the Sales Agreement, the Sales Agents will use their commercially reasonable efforts to sell on our behalf all of the designated shares. We may instruct the Sales Agents not to sell any shares if the sales cannot be effected at or above the price designated by us in any such instruction. We or the Sales Agents may suspend the offering of shares at any time and from time to time by notifying the other party. We cannot predict the number of shares that we may sell hereby or if any shares will be sold.

We will pay each Sales Agent a commission of up to 2.0% of the gross sales price per share sold through it as our agent under the Sales Agreement. We have agreed to reimburse the Sales Agents for certain of their expenses in an amount up to $240,000.

The applicable Sales Agent will provide to us written confirmation following the close of trading on Nasdaq each day in which shares are sold under the Sales Agreement. Each confirmation will include the number of shares sold on that day, the gross sales proceeds, the net proceeds to us (after deducting any expenses payable by us and any transaction fees, transfer taxes or similar taxes or fees imposed by any governmental entity or self-regulatory organization in respect of such sales) and the compensation payable by us to the Sales Agents. We will report in a prospectus supplement and/or our filings under the Exchange Act, at least quarterly the number of shares sold by or through the Sales Agents under the Sales Agreement, the net proceeds to us and the aggregate compensation of the Sales Agents in connection with the sales of the shares.

Settlement for sales of shares will occur, unless the parties agree otherwise, on the first business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Under the terms of the Sales Agreement, we also may sell shares of our Class A common stock to one or more Sales Agents, as principal for their own accounts, at a price per share agreed upon at the time of sale. If we sell shares to one or more Sales Agents, as principal, we will enter into a separate terms agreement with such Sales Agent or Agents, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

If we have reason to believe that shares of our Class A common stock are no longer an “actively-traded security” as defined under Rule 101(c)(l) of Regulation M under the Exchange Act, we will promptly notify the other parties and sales of shares pursuant to the Sales Agreement or any terms agreement will be suspended until in our collective judgment Rule 101(c)(1) or another exemptive provision has been satisfied.

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The offering of shares pursuant to the Sales Agreement will terminate upon the earlier of (1) the sale of all shares subject to the Sales Agreement or (2) the termination of the Sales Agreement by us or by the Sales Agents.

In connection with the sale of shares of our Class A common stock on our behalf, the Sales Agents may be deemed to be “underwriters” within the meaning of the Securities Act, and the compensation paid to the Sales Agents may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Sales Agents against certain liabilities, including civil liabilities under the Securities Act. As sales agent, the Sales Agents will not engage in any transactions that stabilize our Class A common stock.

We estimate that the total expenses of this offering payable by us, excluding commissions payable to the Sales Agents under the Sales Agreement, will be approximately $250,000.

The Sales Agents and/or their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Each of the Sales Agents and/or their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. Each of the Sales Agents and/or their respective affiliates are agents and/or lenders under our wholly-owned subsidiary, Lamar Media Corp.’s senior credit facilities or may hold certain of Lamar Media’s senior notes. To the extent that we use the net proceeds from this offering to repay amounts we have borrowed or redeem such indebtedness outstanding, they will receive their pro rata portion of the proceeds from this offering we use to pay any such amounts.

In the ordinary course of their various business activities, the Sales Agents and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The Sales Agents and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

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Legal matters

Certain legal matters will be passed upon for us by our counsel, Locke Lord LLP, Boston, Massachusetts. Certain legal matters in connection with the Class A common stock offered by this prospectus supplement will be passed upon for the Sales Agents by Latham  & Watkins LLP, New York, New York.

Experts

The consolidated financial statements of Lamar Advertising Company and subsidiaries and Lamar Media Corp. and subsidiaries as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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PROSPECTUS

Class A Common Stock

This prospectus relates to Class A common stock that Lamar Advertising Company (the “Company”, “Lamar”, “we”, “us” or “our”) or selling securityholders may sell from time to time in one or more offerings.

Each time we, or a selling securityholder, sell securities offered under this prospectus, we will provide a prospectus supplement and attach it to this prospectus. We will provide specific terms of the offerings in supplements to this prospectus. A prospectus supplement also may modify or supersede information contained in this prospectus. We may offer and sell these securities to or through one or more underwriters, brokers, dealers, agents, or directly to purchasers, on a continuous or delayed basis. We or any selling securityholders urge you to read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, which will describe the specific terms of these securities, carefully before you make your investment decision.

Our Class A common stock is traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “LAMR.”

To assist us in maintaining our qualification as a real estate investment trust (“REIT”) for federal income tax purposes, among other purposes, our charter contains certain restrictions on ownership and transfer of our shares of common stock, including a provision restricting stockholders from owning more than 5.0% of the outstanding shares of our common stock without the prior consent of our Board of Directors. See “Description of Class A Common Stock—Restrictions on Ownership and Transfer” in the prospectus.

INVESTING IN OUR CLASS A COMMON STOCK INVOLVES CERTAIN RISKS. YOU SHOULD CAREFULLY REVIEW THE RISKS AND UNCERTAINTIES REFERENCED UNDER THE HEADING “RISK FACTORS” ON PAGE 1 OF THIS PROSPECTUS AS WELL AS THOSE IN ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND ANY RELATED FREE WRITING PROSPECTUS, AND IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS OR THE APPLICABLE PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 24, 2024

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus or any applicable prospectus supplement or free writing prospectus. You must not rely upon any information or representation not contained in or incorporated by reference into this prospectus or any applicable prospectus supplement or free writing prospectus as if we had authorized it. This prospectus and any applicable prospectus supplement or free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Nor does this prospectus or any applicable prospectus supplement or free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement, the documents incorporated herein and therein by reference and any applicable free writing prospectus is correct on any date after their respective dates, even though this prospectus or an applicable prospectus supplement or free writing prospectus is delivered or securities are sold on a later date. Our business, financial condition, results of operations and cash flows may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf process, we or any selling securityholders may, from time to time, offer and sell shares of our Class A common stock in one or more offerings. This prospectus provides you with a general description of our Class A Common stock that we or any selling securityholder may offer. Each time we or any selling securityholder sells shares of our Class A Common Stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. This prospectus may not be used to sell our Class A common stock unless accompanied by a prospectus supplement. Each such prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents incorporated by reference into this prospectus. You should read this prospectus, any prospectus supplement and any related free writing prospectus, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.” If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, you should read the exhibit for a more complete understanding of the document or matter involved. Do not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part because that representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may not have been included in that agreement for the purpose of allocating risk between the parties to the particular transaction, and may no longer continue to be true as of any subsequent date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated in this prospectus by reference include statements that are forward-looking in nature within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. This prospectus, any accompanying prospectus supplement and the documents incorporated in this prospectus by reference use terminology such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue” and similar expressions to identify forward-looking statements. Examples of forward-looking statements include statements about: (i) our future financial performance and condition; (ii) our business plans, objectives, prospects, growth and operating strategies; (iii) our anticipated capital expenditures and level of acquisition activity; (iv) our ability to integrate acquired assets and realize operating efficiency from acquisitions; (v) market opportunities and competitive positions; (vi) our future cash flows and expected cash requirements; (vii) expected timing and amount of distributions to our stockholders; (viii) estimated risks; (ix) our ability to maintain compliance with applicable covenants and restrictions included in Lamar Media Corp.’s senior credit facility, the indentures relating to its outstanding notes and its accounts receivable securitization program; (x) stock price; and (xi) our ability to remain qualified as a REIT.

Forward-looking statements are subject to known and unknown risks, uncertainties and other important factors, including but not limited to the following, any of which may cause our actual results, performance or

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achievements to differ materially from those expressed or implied by the forward-looking statements: (i) the state of the economy and financial markets generally and their effects on the markets in which we operate and the broader demand for advertising; (ii) the levels of expenditures on advertising in general and outdoor advertising in particular; (iii) risks and uncertainties relating to our significant indebtedness; (iv) the demand for outdoor advertising and its continued popularity as an advertising medium; (v) our need for, and ability to obtain, additional funding for acquisitions, operations and debt refinancing; (vi) increased competition within the outdoor advertising industry; (vii) the regulation of the outdoor advertising industry by federal, state and local governments; (viii) our ability to renew expiring contracts at favorable rates; (ix) the integration of businesses and assets that we acquire and our ability to recognize cost savings and operating efficiencies as a result of these acquisitions; (x) our ability to successfully implement our digital deployment strategy; (xi) the market for our Class A common stock; (xii) changes in accounting principles, policies or guidelines; (xii) our ability to effectively mitigate the threat of and damages caused by hurricanes and other kinds of severe weather; (xiv) our ability to maintain our status as a REIT; and (xv) changes in tax laws applicable to REITs or in the interpretation of those laws.

These forward-looking statements are based on our current good faith beliefs; however, actual results may differ due to inaccurate assumptions, the factors listed above or other foreseeable or unforeseeable factors. Consequently, we cannot guarantee that any of the forward-looking statements will prove to be accurate. The forward-looking statements in this report speak only as of the date of this report, and Lamar expressly disclaims any obligation or undertaking to update or revise any such forward-looking statement, except as required by law.

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THE COMPANY

We are one of the largest outdoor advertising companies in the United States based on number of displays and have operated under the Lamar name since 1902. We operate in a single operating and reporting segment, advertising. We rent space for advertising on billboards, buses, shelters, benches, logo plates and in airport terminals. We offer our customers a fully integrated service, satisfying all aspects of their display requirements from ad copy production to placement and maintenance. Since 2014, we have operated as a REIT for federal income tax purposes.

We are incorporated in the state of Delaware. Our principal executive offices are located at 5321 Corporate Boulevard, Baton Rouge, Louisiana 70808 and our telephone number at that address is (225) 926-1000. Our website is located at http://www.lamar.com. The information on or linked to from our website is not part of this prospectus.

Except as otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Lamar” “the Company,” “we,” “our,” “us” and “our company” mean Lamar Advertising Company, a Delaware corporation, and unless the context requires otherwise, its consolidated subsidiaries.

RISK FACTORS

An investment in our Class A common stock involves risks. You should carefully consider all of the information contained in or incorporated by reference into this prospectus and other information that may be incorporated by reference into this prospectus as provided under “Incorporation by Reference,” including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. If any of these risks were to materialize, either individually or in combination, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our Class A common stock could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Unless we specify otherwise in the applicable prospectus supplement or in any free writing prospectus that we may authorize to be provided to you, we anticipate that the net proceeds received by us from the sale of securities that we may offer under this prospectus and any applicable prospectus supplement or free writing prospectus will be used for general corporate purposes, which may include the repayment, refinancing, redemption or repurchase of existing indebtedness, working capital, capital expenditures, acquisitions of outdoor advertising assets and businesses and other related investments. Unless otherwise set forth in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by any selling securityholder.

SELLING SECURITYHOLDERS

Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our securities. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as “selling securityholders,” may from time to time offer and sell our securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each of the selling securityholders and the number of securities beneficially owned by such selling securityholder that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling securityholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the applicable prospectus supplement.

DESCRIPTION OF CLASS A COMMON STOCK

The following description of our Class A common stock is based upon our amended and restated certificate of incorporation, as amended and in effect (the “Charter”), our amended and restated bylaws (the “Bylaws”), and applicable provisions of law. We have summarized certain portions of the Charter and Bylaws below. The summary is not complete. The Charter and Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. We encourage you to read carefully this prospectus, the Charter, the Bylaws and the other documents we refer to herein for a more complete understanding of the Company’s Class A common stock.

Authorized and Outstanding Capital Stock

The Charter authorizes us to issue up to 500 million shares of capital stock consisting of 362.5 million shares of Class A common stock, par value $0.001 per share, 37.5 million shares of Class B common stock, par value $0.001 per share, and 100 million shares of undesignated preferred stock, par value $0.001 per share, of which 5,720 shares are designated Series AA preferred stock. We refer to the Class A common stock and the Class B common stock collectively as our common stock.

As of June 30, 2024, there were 87,875,073 shares of Class A common stock outstanding, 14,420,085 shares of Class B common stock outstanding and 5,720 shares of our Series AA preferred stock outstanding. The shares of common stock and preferred stock outstanding are fully paid and nonassessable. Under Delaware law, stockholders generally are not personally liable for a corporation’s acts or debts.

Dividends

As a REIT, we must annually distribute to our common stockholders an amount equal to at least 90% of our REIT taxable income (determined before the deduction for distributed earnings and excluding any net capital gain). Generally, we expect to distribute all or substantially all of our REIT taxable income to avoid being subject to income tax or excise tax on undistributed REIT taxable income. The amount, timing and frequency of future distributions will be at the sole discretion of our Board of Directors and will be declared based upon various factors, a number of which may be beyond our control, including our financial condition and operating cash flows, the amount required to maintain REIT status and reduce any income and excise taxes that we otherwise would be required to pay, limitations on distributions in our existing and future debt instruments, our ability to utilize net operating losses (“NOLs”) to offset our distribution requirements, limitations on our ability to fund distributions using cash generated through our taxable REIT subsidiaries (“TRSs”) and other factors that our Board of Directors may deem relevant.

Our Series AA preferred stock is entitled to preferential dividends, in an annual aggregate amount of $364,903, before any dividends may be paid on the common stock. All dividends related to the Company’s preferred stock are paid on a quarterly basis. In addition, the Company’s senior credit facility and other indebtedness have terms restricting the payment of dividends.

Redemption Provisions

Our common stock is redeemable in the manner and on the conditions permitted under Delaware law and as may be authorized by our Board of Directors. Holders of our common stock have no right to subscribe to new issuances of common stock. Any outstanding shares of Class A common stock or Class B common stock that we subdivide by stock split or recapitalization, or combine by reverse stock split or otherwise, will be subdivided or combined on an equal basis.

Voting Rights

Our Class A common stock and Class B common stock have the same rights and powers, except that a share of Class A common stock entitles the holder to one vote and a share of Class B common stock entitles the holder to ten votes. Except as required by Delaware law, the Class A common stock, Class B common stock and Series AA preferred stock vote together as a single class. Generally, all matters to be voted on by stockholders must be approved by a majority (or by a plurality in the case of election of directors) of the votes entitled to be cast by all shares of our common stock and preferred stock present in person or by proxy. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve any amendment to the certificate of incorporation that would increase or decrease the par value of that class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect that class adversely. The Charter, however, allows for amendments to increase or decrease the number of authorized shares of Class A common stock or Class B common stock without a separate vote of either class.

Liquidation Rights

Upon the liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily, the holders of our common stock will be entitled to share ratably in all assets available for distribution after payment in full to creditors and payment in full to holders of any class of preferred stock then outstanding of any amount required to be paid to them.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made). Also, not more than 50% of the value of the outstanding shares of our stock (after taking into account certain options to acquire shares of stock) may be owned, directly or indirectly or through application of certain attribution rules by five or fewer “individuals” (as defined in the Code to include certain entities such as private foundations) at any time during the last half of a taxable year (other than the first taxable year for which an election to be a REIT has been made).

The Charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with these requirements. The relevant sections of the Charter provide that, subject to the exceptions described below, no person or entity may actually own or be deemed to own by virtue of the applicable constructive ownership provisions more than 5% of the outstanding shares of our common stock (based on the total combined number of Class A common stock and Class B common stock), excluding any shares of our stock that are not treated as outstanding for federal income tax purposes. We refer to these restrictions as the “ownership limitation provisions.”

The Charter further prohibits:

•	any person from owning shares of our stock if such ownership would result in our failing to qualify as a REIT for federal income tax purposes; and

•

any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code, generally without reference to any rules of attribution).

In establishing the ownership limitations the Board of Directors considered the relative values of the Class A common stock and the Class B common stock and the value of the Company’s stock owned by the Reilly family, including Kevin P. Reilly, Jr., Sean E. Reilly and their affiliates. The Board of Directors established a separate share ownership limitation for certain Permitted Transferees (as defined in the Charter) that allows them, subject to certain limitations, to own actually and by virtue of the applicable constructive ownership provisions no more than 19% of the outstanding shares of our common stock and, during the second half of any taxable year other than our first taxable year as a REIT, no more than 33% in value of the aggregate of the outstanding shares of all classes and series of our stock, in each case excluding any shares of our stock that are not treated as outstanding for federal income tax purposes. In determining the foregoing values estimates the Board of Directors, among other things, consulted with an independent nationally recognized valuation advisor.

A person or entity that would have acquired actual, beneficial or constructive ownership of our stock but for the application of the ownership limitation provisions or any of the other restrictions on ownership and transfer of our stock discussed below, and, if appropriate in the context, any person or entity that would have been the record owner of such shares, is referred to as a “prohibited owner.”

The applicable constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be treated as owned constructively by one individual or entity. As a result, the acquisition of less than 5% in the number of shares of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of the applicable ownership limits described above.

The Charter provides that, upon request, the Board of Directors will, prospectively or retroactively, waive the ownership limitation provisions with respect to a particular stockholder, and establish a different ownership limit for the stockholder, unless the Board of Directors determines in its sole judgment that such stockholder’s increased ownership could result in any of our rental income failing to qualify as such for REIT testing purposes as a result of the “related party tenant” rules that apply to REITs. In granting such waiver, the Board of Directors may also require the stockholder receiving such waiver to make certain representations, warranties and covenants related to our ability to qualify as a REIT. In addition, the Charter provides that the Board of Directors may waive the ownership limitation provisions in circumstances where a stockholder’s ownership could result in rental income failing to qualify as such for REIT testing purposes, provided that the Board of Directors determines that receipt of such income would not adversely affect our ability to qualify as a REIT.

As a condition of such waiver, the Board of Directors may require an opinion of counsel or IRS ruling, in either case in form and substance satisfactory to the Board of Directors, in its sole and absolute discretion, in order to determine or ensure our status as a REIT and such representations and undertakings as are reasonably necessary to make the determinations above.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limitation provisions or any of the other restrictions on ownership and transfer of our stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least 15 days prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

The ownership limitation provisions and other restrictions on ownership and transfer of our stock described above will not apply if the Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to the Charter, if any purported transfer of our stock or any other event otherwise would result in any person violating the ownership limitation provisions or such other limitation as established by the Board of Directors or would result in our failing to qualify as a REIT, then that number of shares in excess of the ownership limit or causing us to fail to qualify as a REIT (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. However, if any purported violation applies to a holder (actual or constructive) of shares of Class B common stock, generally before the application of any trust transfer provisions the number of shares of Class B common stock sufficient to cure or prevent the ownership limitation violation (rounded up to the nearest whole share) will be automatically converted into shares of Class A common stock. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or other restriction in the Charter or our failing to qualify as a REIT, then the Charter provides that the transfer of shares resulting in such violation will be void. If any transfer of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code, generally without reference to any rules of attribution), then any such purported transfer will be automatically void and of no force or effect and the intended transferee will acquire no rights in the shares.

The trustee must sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limitation provisions or other restrictions on ownership and transfer of our stock; provided that the right of the trustee to sell the shares will be subject to the rights of any person or entity to purchase such shares from the trust that we establish by an agreement entered into prior to the date the shares are transferred to the trust. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of: (a) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the fair market value of such shares on the day of the transfer or other event that resulted in the transfer of such shares to the trust), and (b) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any dividends or other distributions paid to the prohibited owner and owed by the prohibited owner before our discovery that the shares had been transferred to the trust and that is owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that shares of our stock have been transferred to the trust, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to such shares and may also exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Delaware law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If the Board of Directors determines in good faith that a proposed transfer or other event has taken place that would violate the restrictions on ownership and transfer of our stock set forth in the Charter, the Board of

Directors will take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Following the end of each REIT taxable year, every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of any class or series of our stock must give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitation provisions. In addition, any person or entity that is an actual owner, beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for an actual owner, beneficial owner or constructive owner must, upon request, disclose to us such information as we may request in good faith in order to determine our qualification as a REIT and comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of the Company that might involve a premium price for our common stock that our stockholders believe to be in their best interest.

Board of Directors

The Bylaws provide that our business and affairs be managed by the Board of Directors, which must consist of not less than one director, none of whom needs to be a stockholder.

The number of directors may be increased at any time, such increase to be effective immediately unless otherwise specified in the resolution, by vote of a majority of the directors then in office. Directors must be elected at each annual meeting of stockholders by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present to hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors. Election of directors need not be by written ballot.

The Bylaws provide that, unless and until filled by the stockholders and except as otherwise provided by the Charter, any vacancy on the Board of Directors, including one created by an increase in the number of directors and an unfilled vacancy resulting from the removal of any director, will be filled by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director. Under Delaware law, directors may be removed, with or without cause, by the stockholders. The vacancy or vacancies created by the removal of a director may be filled by the stockholders at the meeting held for the purpose of removal, or if not so, by the directors as described above.

Meeting of Stockholders; Right to Call Special Meetings; Action by Written Consent

Under the Bylaws, annual meetings of stockholders are to be held at a date and time as determined by the Board of Directors or by an officer designated by the Board of Directors. Special meetings of the stockholders may be called at any time by the president or by a majority of the Board of Directors. The Board of Directors may postpone or reschedule any previously scheduled annual or special meeting of the stockholders. At any meeting of stockholders, only business that was properly brought before the meeting will be conducted. The Bylaws provide that any action required or permitted by Delaware to be taken at any annual or special meeting may be taken without a meeting by the written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted.

Advance Notice Requirements for Director Nominations and Stockholder Proposals

The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for directors or bring other business before a stockholder meeting. Nominations for persons as directors may be made only by or at the direction of the Board of Directors or by any stockholder who is a stockholder of record at the time of giving of notice who is entitled to vote in the election of directors if the stockholder timely complies with the notice procedures set forth in the Bylaws. The stockholder’s written notice also must set forth certain information regarding the stockholder and the nominee and certain other information as set forth in the Bylaws. Stockholder proposals, other than nominations of persons for election as directors, may be made by a stockholder (i) who is a stockholder of record at the time of the giving of notice, (ii) who is entitled to vote at the meeting, (iii) who has given timely notice of the business in writing to the secretary of the Company and (iv) such business is properly brought forth before the meeting, in accordance with the Bylaws. The stockholder’s written notice also must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in the Bylaws.

To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices (i) in the case of an annual meeting only, not earlier than the 120th day and not later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting or (ii) if there was no annual meeting in the prior year, or the date of the current year’s annual meeting is more than 30 days before or more than 70 days after the anniversary date of the prior year’s annual meeting, or if clause (i) does not apply, not earlier than the 120th day prior to the date of the current year’s annual meeting or a special meeting and not later than the close of business on the later of the 90th day prior to the date of such annual or special meeting or the date 10 days after the day on which notice of the date of the current year’s annual meeting or the special meeting was mailed or public disclosure was made.

Amendments to Governing Documents

The Charter may be amended by the Company in the manner prescribed by Delaware law. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve any amendment to the certificate of incorporation that would increase or decrease the par value of that class, or modify or change the powers, preferences or special rights of the shares of any class so as to affect that class adversely. The Charter, however, allows for amendments to increase or decrease the number of authorized shares of Class A common stock or Class B common stock without a separate vote of either class. The Bylaws provide that the Bylaws may be altered, amended or repealed or new bylaws may be adopted by (i) the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present or (ii) the affirmative vote of a majority of the votes represented by the shares of the stockholders constituting a quorum present at any regular meeting of the stockholders, or at any special meeting of the stockholders, provided that notice of such alteration, amendment, repeal or adoption of new bylaws have been stated in the notice of such special meeting.

Certain Anti-Takeover Effects of our Governing Documents

Certain provisions of the Charter, described below, as well as the ability of the Board of Directors to issue additional classes and shares of preferred stock and to set voting rights, preferences and other terms of the preferred stock, could delay, defer, or prevent a transaction or a change in control of the Company that might involve a premium for holders of the Company’s common stock or might otherwise be in their best interests.

Removal of Directors

Delaware law provides that any or all of the directors may be removed at any time, either with or without cause by a vote of our stockholders, provided, however that a vote of a majority of the shares outstanding and entitled to vote is required to effect any such removal. This provision may delay or prevent our stockholders from removing incumbent directors.

Advance Notice of Director Nominations and Stockholder Proposals

The Bylaws include advance notice and informational requirements and time limitations on any director nomination or proposal that a stockholder wishes to make at a meeting of stockholders. A failure to comply with these timing and informational requirements can result in a stockholder’s director nomination or proposal not being considered at a meeting of stockholders.

Ownership Limitations

Primarily to protect us against the risk of losing our status as a REIT, the Charter contains provisions that limit the ownership by any person or entity of shares of any class or series of our capital stock. These provisions may have the effect of inhibiting or impeding a change in control.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Equiniti Trust Company, LLC, 48 Wall Street, Floor 23, New York, NY 10005, telephone number 1-800-937-5449 (or 1-718-921-8124, outside the United States and Canada).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax considerations relating to (i) our qualification as a REIT, and (ii) the ownership and disposition of shares of our Class A common stock, but does not purport to be an analysis of all potential tax considerations. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed regulations, all as in effect on the date hereof and all of which are subject to change or to different interpretations, possibly with retroactive effect. Any such change or differing interpretations could affect the accuracy of the statements and consequences described below, possibly with adverse effect. We have not sought and will not seek any rulings from the U.S. Internal Revenue Service (the “IRS”) regarding the matters discussed below except as otherwise expressly stated below. There can be no assurance that the IRS or a court will not take a different position concerning the tax consequences discussed herein or that any such position would be sustained. The following discussion describes the tax rules applicable to REITs as in effect as of the date of this prospectus and, with limited exceptions, does not address any rules that may have applied to us during prior periods.

This summary applies only to persons who hold shares of our Class A common stock as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes). This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their special circumstances or to holders subject to special tax rules (including, without limitation: banks and other financial institutions, broker-dealers, corporations treated as personal holding companies, insurance companies, regulated investment companies and real estate investment trusts, controlled foreign corporations, passive foreign investment companies, tax-exempt entities (except to the limited extent discussed in “— Treatment of Tax-Exempt Stockholders”), governmental organizations, dealers in securities or currencies, partnerships, S corporations and other pass-through entities and investors in such entities, persons subject to alternative minimum tax, persons holding our capital stock as a part of a hedge, straddle, conversion, constructive sale, synthetic security or other integrated transaction, U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar, persons required to accelerate any item of income with respect to our Class A common stock as a result of such income being included in an applicable financial statement, former U.S. citizens or long-term residents subject to taxation as expatriates (under Section 877 of the Code), persons who are not citizens or residents of the United States (except to the limited extent discussed in “— U.S. Taxation of Non-U.S. Stockholders”), U.S. stockholders that hold notes through non-U.S. brokers or other non-U.S. intermediaries, U.S. stockholders that have a principal place of business or “tax home” outside the United States, investors subject to special rules under Code Section 892, persons who mark-to-market our capital stock, trusts and estates or persons who receive our capital stock through the exercise of employee stock options or otherwise as compensation.

This summary also does not discuss any tax consequences arising under other U.S. federal tax laws (including estate and gift tax laws) or the law of any state, local, foreign or other taxing jurisdiction. There may be significant adverse U.S. federal estate tax consequences to a non-U.S. stockholder and non-U.S. stockholders should consult their tax advisors regarding the application of U.S. federal estate tax and other U.S. federal, state, local and non-U.S. tax laws to their particular situation.

This discussion is not intended to be, and should not be construed as, tax advice.

You should both review the following discussion and consult with your own tax advisor to determine the effect of ownership and disposition of our Class A common stock on your individual tax situation, including any state, local or non-U.S. tax consequences, and regarding potential changes in applicable tax laws.

Taxation of Lamar as a REIT

We elected to be taxed as a REIT for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2014, our “first REIT taxable year.” As discussed below, REIT qualification involves the application of highly technical and complex provisions of the Code to our assets and operations as well as various factual determinations concerning matters and circumstances not entirely within our control. There are limited judicial or administrative interpretations of these provisions. Although we plan to operate in a manner consistent with the REIT qualification rules, we cannot assure you that we will so qualify or remain so qualified. If we were to fail to qualify as a REIT, we would be classified as a taxable corporation. A REIT generally is not subject to U.S. federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT. Our REIT election, assuming continuing compliance with the then applicable qualification tests, will continue in effect for subsequent taxable years.

We believe that our form of organization and our operations have enabled and will enable us to continue to qualify as a REIT, beginning with our 2014 taxable year. Qualification and taxation as a REIT depend upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code, as in effect for each applicable taxable period. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we can provide no assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

Locke Lord LLP has acted as our tax counsel in connection with this registration statement. Locke Lord LLP is of the opinion that commencing with our taxable year ended on December 31, 2014, our form of organization and our prior, current, and proposed ownership and operations (as represented by us to Locke Lord LLP) are such as to have enabled us to qualify and continue to qualify as a REIT under the Code. This opinion has been filed as an exhibit to the registration statement of which this prospectus is a part.

Locke Lord LLP’s opinion is based on representations made by us as to certain factual matters relating to our prior and intended and expected organization, ownership and method of operation. Locke Lord LLP has not verified those representations, and their opinion assumes that such representations and covenants are accurate and complete, that we have been owned, organized and operated and will continue to be owned, organized and will continue to operate in accordance with such representations and that we will take no action inconsistent with our status as a REIT. In addition, this opinion is based on the law existing and in effect as of its date. Our qualification and taxation as a REIT will depend on our ability to have met and to meet on a continuing basis, through actual operating results, the asset composition, distribution levels, diversity of share ownership and various other qualification tests imposed under the Code discussed below. Locke Lord LLP has not verified and will not verify our compliance with these tests on a continuing basis. Accordingly, the opinion of our tax counsel does not guarantee our ability to qualify as or remain qualified as a REIT, and no assurance can be given that we have satisfied and will satisfy such tests for our taxable year ended December 31, 2014 or for any subsequent period. Also, the opinion of Locke Lord LLP is not binding on the IRS or any court, and could be subject to modification or withdrawal based on future legislative, judicial or administrative changes to U.S. federal income tax laws, any of which could be applied retroactively. Locke Lord LLP will have no obligation to advise us or the holders of our stock of any subsequent change in the matters addressed in its opinion, the factual representations or assumptions on which the conclusions in the opinion are based, or of any subsequent change in applicable law.

So long as we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income tax on our net income that is distributed currently to our stockholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, even if we qualify for taxation as a REIT, we will be subject to U.S. federal income tax as follows:

•

we will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT, subject to specified adjustments, including a deduction for dividends paid;

•

if we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income;

•

our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business unless such property has been held by us for two years or more and certain other requirements are satisfied;

•

if we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 95% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability;

•

if we fail to satisfy any of the asset tests (other than a failure by a de minimis amount of the 5% or 10% asset tests) and we qualify for and satisfy certain cure provisions, then we will have to pay an excise tax equal to the greater of (1) $50,000 and (2) an amount determined by multiplying (x) the net income generated during a specified period by the assets that caused the failure by (y) the highest U.S. federal income tax rate applicable to corporations;

•

if we fail to satisfy any REIT requirements other than the income test or asset test requirements and we qualify for a reasonable cause exception, then we may retain our REIT qualification, but we will have to pay a penalty equal to $50,000 for each such failure;

•

in each taxable year, we will be subject to a nondeductible 4% excise tax to the extent the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid is less than the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years;

•

we will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a TRS) if arrangements between us and our TRSs are not comparable to similar arrangements among unrelated parties and we will incur such 100% excise tax if it is determined that we have been undercharged for certain services provided by a TRS;

•

we may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s tax basis in our stock;

•

if we recognized gain on the disposition of assets (held by us on January 1, 2014) between January 1, 2014 and January 1, 2019, i.e. the five-year period after we became taxable as a REIT for U.S. federal income tax purposes, the lesser of (i) the amount of gain recognized on such disposition and (ii) the excess of the fair market value of such asset over our basis in the asset on January 1, 2014, would be taxable at the highest regular corporate tax rate, which is currently 21%, on the lesser of the excess of the fair market value of the asset over our basis in the asset on January 1, 2014, or the gain we realize on the disposition. Such five-year period has expired but certain tax years for which this rule applied remain open such that additional taxes could be assessed with respect to sales in those tax years.

•

if after January 1, 2014, we acquire an asset from a corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of a present or former “C”

corporation (including, for example, if we were to liquidate a wholly owned “C” corporation subsidiary), and if we subsequently recognize gain on the disposition of this asset during the five year period beginning on the date on which the asset ceased to be owned by the “C” corporation, then we will pay tax at the highest regular corporate tax rate, which is currently 21%, on the lesser of the excess of the fair market value of the asset over the “C” corporation’s basis in the asset on the date the asset ceased to be owned by the “C” corporation, or the gain we recognize in the disposition;

•	income earned by our TRSs will be subject to tax at regular corporate rates; and

•

we may be required to pay penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders.

Requirements for qualification as a REIT. In order to have so qualified, we must have met and continue to meet the requirements discussed below, relating to our organization, ownership, sources of income, nature of assets and distributions of income to stockholders.

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)

not more than 50% in value of the outstanding shares of which is owned during the last half of each taxable year, directly or indirectly, by five or fewer individuals, as defined in the Code to include specified entities;

(7)

that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

(8)	that uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the Code and the Treasury Regulations promulgated thereunder; and

(9)	that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3), (4), (7), (8), and (9) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) need not be satisfied during a corporation’s initial tax year as a REIT (which, in our case, was 2014). For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Section 401(a) of the Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

We believe that we have outstanding sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, the Charter provides restrictions regarding the transfer of shares of capital stock that are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements.

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

For purposes of condition (8) above, we will use a calendar year for U.S. federal income tax purposes, and we intend to comply with the applicable recordkeeping requirements.

Lamar’s Non-REIT Accumulated Earnings and Profits. A REIT may not have any undistributed “C” corporation earnings and profits at the end of any taxable year. Thus, in order to qualify as a REIT, we were required to distribute to our stockholders all of our undistributed earnings and profits accumulated through the end of 2013, prior to the end of our first REIT taxable year.

We retained accountants to compute the amount of our accumulated E&P through December 31, 2013. Based on these calculations and projections, we believe that we had no more than $40 million in accumulated E&P as of December 31, 2013. We distributed this amount in full to our stockholders by the December 31, 2014 deadline. However, there can be no assurance that the IRS would not, upon subsequent examination, propose adjustments to our calculation of the undistributed earnings and profits. If it is subsequently determined that we had undistributed earnings and profits as of the end of our first taxable year as a REIT, we may be eligible for a relief provision similar to the “deficiency dividends” procedure described below. To utilize this relief provision, we would have to pay an interest charge for the delay in distributing the non-REIT accumulated E&P; in addition, we would be required to distribute to our stockholders, in addition to our other REIT distribution requirements, the amount of the non-REIT accumulated E&P less the interest charge paid.

Acquisitions of “C” Corporations. If we acquire a corporation, liquidate a TRS or convert a TRS to a qualified REIT subsidiary (“QRS”), to preserve our status as a REIT we must generally distribute all of the non-REIT accumulated E&P inherited in that transaction, if any, not later than the end of the taxable year in which the transaction occurred. The distribution of such non-REIT accumulated E&P may be eligible for taxation to noncorporate U.S. stockholders at the maximum 20% “qualified dividend” rate.

Ownership of Partnerships, LLCs and Qualified REIT Subsidiaries. If we are a partner in a partnership or a member of a limited liability company or other entity that is treated as a partnership for United States federal income tax purposes, Treasury regulations provide that we will be deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs, as described below. A REIT’s proportionate share of a partnership’s assets and income is based on its capital interests in the partnership. However, solely for purposes of the 10% value test, described below, the determination of our interest in partnership assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership. In addition, the assets and gross income of the partnership are deemed to retain the same character in its hands. Thus, our proportionate share of the assets and items of income of our operating partnership and any of its subsidiaries treated as partnerships for U.S. federal income tax purposes will be treated as our assets and items of income for purposes of applying the REIT requirements. As the sole general partner of the operating partnership, we have direct control over it and indirect control over the subsidiaries in which our operating partnership or a subsidiary has a controlling interest. We currently intend to operate these entities in a manner consistent with the requirements for our qualification as a REIT.

Under the Bipartisan Budget Act of 2015, Congress revised the rules applicable to U.S. federal income tax audits of partnerships (such as certain of our subsidiaries) and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under these rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. These rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed from the affected partners, subject to a higher rate of interest than otherwise would apply. These rules could increase the U.S. federal income tax, interest, and/or penalties otherwise borne by us in the event of a U.S. federal income tax audit of a subsidiary partnership.

If a REIT owns a corporate subsidiary that is a QRS, the separate existence of that subsidiary will be disregarded for U.S. federal income tax purposes. Generally, a QRS is a corporation, other than a TRS (discussed below), all of the stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the QRS will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A QRS will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Subsidiary REITs. Although we do not expect to own interests in other REITs, we may find it necessary or advantageous in the future to do so. If any REIT in which we hold an interest fails to qualify for taxation as a REIT in any taxable year, that failure could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation that is not a REIT or a TRS.

Taxable REIT Subsidiaries. A TRS is a corporation in which we directly or indirectly own stock and that elects, together with us, to be treated as a TRS under Section 856(l) of the Code. In addition, if one of our TRSs owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our TRS. A TRS is a corporation subject to U.S. federal income tax, and state and local income tax where applicable, as a regular “C” corporation. A TRS may be prevented from deducting interest on debt funded directly or indirectly by us if certain tests are not satisfied, as described below in “Interest Deduction Limitation Enacted by the TCJA.” Overall, no more than 20% (25% with respect to taxable years beginning before January 1, 2018) of the value of a REIT’s assets may consist of TRS securities.

Generally, a TRS can perform some impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. A TRS also can recognize income that would be subject to the 100% prohibited transaction tax, or income that would be nonqualifying income under the gross income tests, if earned by a REIT, as described below. However, several provisions regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income tax. For example, a TRS is limited in its ability to deduct interest payments made to us in excess of a certain amount. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the TRS if the economic arrangements among us, our tenants and the TRS are not comparable to similar arrangements among unrelated parties and if it is determined that we have been undercharged for certain services provided by a TRS. We own and expect to continue to own interests in one or more TRSs that perform certain services for our tenants, such as design and production of advertising copy and installations, holding certain property, such as the contracts and other assets related to our transit business, and conducting other activities. Our TRSs may incur significant amounts of U.S. federal, state and local income taxes. We also elected to treat our non-U.S. subsidiaries as our TRSs for REIT qualification purposes. Although our non-U.S. subsidiaries are not expected to incur U.S. income taxes, they are subject to taxation in the jurisdictions where they operate and those taxes may be significant.

Income Tests Applicable to REITs. To qualify as a REIT, we must satisfy two gross income tests annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain other income and gains described below, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate assets other than certain debt instruments of publicly offered REITs, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, income and gain derived from foreclosure property, or from some types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions and certain other income and gains described below, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities. We received a private letter ruling from the IRS confirming that the payments received from advertisers in respect of our billboards, logo signs and bus shelters will constitute rents from real property, provided certain conditions are met.

Rents received by us will qualify as rents from real property for purposes of the REIT gross income tests described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” (as defined below) will not qualify as rents from real property for purposes of the REIT gross income tests unless the tenant is a TRS and (1) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (2) the property leased to the TRS is a hotel or a health care facility and certain other requirements are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the stock of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for purposes of the REIT gross income tests, we may provide directly only an insignificant amount of services, unless those services are “customarily furnished or rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide “impermissible tenant services” (generally, services rendered to an occupant that are not customarily furnished in connection with the rental of real property) to tenants (except through an independent contractor from whom we derive no income and that meets other requirements or through a TRS) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

We have provided and expect to continue to provide certain services to our tenants. We believe that the services with respect to our tenants that have been and will be provided by us directly are usually or customarily rendered in connection with the use of advertising space only and are not otherwise rendered to particular tenants, or, if considered impermissible tenant services, income from the provision of such services with respect to a given property has not and will not jeopardize our status as a REIT. We believe that any services with respect to our tenants that may not be provided by us directly without jeopardizing our status as a REIT have been, and, if applicable, will continue to be, performed by independent contractors or TRSs. In the private letter ruling issued to us, the IRS confirmed that we may directly provide leasing services, light and electricity to our sign structures and the routine maintenance of our sign structures. Currently we intend for our TRSs to provide certain other services, such as design, artwork and production related to advertising copy and logo plates, the installation, removal and/or replacement of advertising copy and logo plates on our sign structures and certain other services and activities.

In order for rents to qualify as rents from real property for purposes of the REIT gross income tests, leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the property owner’s expectation of receiving a pre-tax profit from the lease;

•	the intent of the parties;

•	the form of the agreement;

•

the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement;

•

the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property;

•	the lessee will be obligated to pay, at a minimum, substantial base rent for the period of use of the properties under the lease; and

•

the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, through the property managers, who work for the lessees during the terms of the leases, operates the properties.

In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

•	the service recipient is in physical possession of the property;

•	the service recipient controls the property;

•

the service recipient has a significant economic or possessory interest in the property, or whether the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property’s operating costs, or the recipient bears the risk of damage to or loss of the property;

•	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

•	the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

•	the total contract price substantially exceeds the rental value of the property for the contract period.

Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

The term “interest,” as defined for purposes of both the 75% and 95% gross income tests, generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following: (i) an amount that is based on a fixed percentage or percentages of receipts or sales, and (ii) an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Taxable dividends from a TRS and gain from a sale or other taxable disposition of interests in a TRS will qualify under the 95% income test, but not the 75% income test. Our need to satisfy the 75% income test may adversely affect our ability to distribute earnings from, or dispose of our investment in, a TRS.

From time-to-time, we and our subsidiaries may recognize cancellation of indebtedness income (“COD income”), including in the event we repurchase debt at a discount. COD income is excluded from gross income for purposes of both the 95% gross income test and the 75% gross income test.

We have, directly and indirectly through our subsidiaries, earned and will continue to earn amounts of nonqualifying income. For example, although our TRSs hold most of our transit business contracts and assets and receive the income from our transit business related to those contracts and assets, we have retained a few of the transit contracts and the related assets in cases where it was impractical to transfer them and we will continue to receive the nonqualifying income under those transit contracts. Also, we are treating as nonqualifying income the payments we receive from the states under a few of our logo contracts. If we determine that the amount of nonqualifying income generated from these and certain other activities could affect our ability to meet the gross income tests we may conduct these and other activities through a TRS.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect and, following our identification of such failure for any taxable year, we file a schedule describing each item of our gross income for such taxable year described in the gross income tests in accordance with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If we are not entitled to relief under these provisions, we will fail to qualify as a REIT. As discussed under “—Taxation of Lamar as a REIT” even if these relief provisions apply, we would be subject to tax to the extent we fail to meet the REIT gross income tests.

Asset Tests Applicable to REITs. At the close of each quarter of our taxable year, we must satisfy five tests relating to the nature of our assets:

(1)

at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. Real estate assets include, for this purpose, interests in real property (such as land, buildings, leasehold interest in real property and personal property leased with real property if the rents attributable to the personal property would be rents from real property under the income tests discussed above), interests in mortgages on real property or on interests in real property, shares in other qualifying REITs, stock or debt instruments held for less than one year that are purchased with the proceeds from an offering of our shares or a public offering of our debt with a term of five years or more and, for taxable years beginning on or after January 1, 2016, debt instruments issued by publicly offered REITs;

(2)	not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

(3)

except for cash, cash items, government securities and investments in QRSs, TRSs, equity interests in REITs or other securities that qualify as “real estate assets” for purposes of the test described in clause (1): the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; we may not own securities possessing more than 10% of the voting power of any one issuer’s outstanding securities; and we may not own more than 10% of the value of the outstanding securities of any one issuer;

(4)

not more than 25% (for taxable years beginning before January 1, 2018) or 20% (for taxable years beginning on or after January 1, 2018) of the value of our total assets may be represented by securities of one or more TRSs; and

(5)

not more than 25% (for taxable years beginning on or after January 1, 2016) of the value of our total assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property.

Securities for purposes of the asset tests may include debt securities. However, the 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (2) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

Debt will constitute “straight debt” if (a) neither we, nor any of our controlled TRSs (that is, TRSs more than 50% of the vote or value of the outstanding stock of which is directly or indirectly owned by us), own any of the issuer’s securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code; (b) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money; (c) the debt is not convertible, directly or indirectly, into equity, and (d) the interest rate and the interest payment dates are not contingent on profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment of principal and interest are permissible for purposes of qualifying as straight debt if either (i) such contingency does not have the effect of changing the effective yield to maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (1) 5% of the annual yield to maturity or (2) 0.25%, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

Our Assets as Real Estate Assets. Treasury Regulations define “real property” for purposes of Section 856 of the Code to mean land or improvements thereon, such as buildings or other inherently permanent structures thereon, including items which are structural components of such buildings or structures. In addition, the term is defined recursively so that real property includes interests in real property. For these purposes, local law definitions are not controlling. By way of illustration, Treasury Regulations provide that real property includes wiring in a building, plumbing systems, central heating or central air-conditioning machinery, pipes or ducts, elevators or escalators installed in a building, and other items which are structural components of a building or other permanent structure; however, again by way of example, real property is defined to exclude assets accessory to the operation of a business such as machinery, printing presses, transportation equipment which is not a structural component of the building, office equipment, refrigerators, individual air- conditioning units, grocery counters, or furnishings of a motel, hotel, or office building. For purposes of Section 856 of the Code, real property includes real property outside of the United States as well as real property within the United States.

Treasury Regulations provide that, for purposes of Section 856 of the Code, the term “interests in real property” includes several types of interests that relate to real property such as (a) fee ownership and co-ownership of land or improvements thereon, leaseholds of land or improvements thereon, options to acquire land or improvements thereon, and options to acquire leaseholds of land or improvements thereon, (b) timeshare interests that represent an undivided fractional fee interest, or undivided leasehold interest, in real property, and that entitle the holders of the interests to the use and enjoyment of the property for a specified period of time each year, and (c) stock held by a person as a tenant-stockholder in a cooperative housing corporation (as those terms are defined in Section 216 of the Code). In several administrative pronouncements spanning almost four decades, the IRS has concluded that “interests in real property” properly include intangibles such as voting rights and goodwill that are inextricably and compulsorily tied to real property or otherwise inseparable from real property.

Although we believe that our billboard sign structures (including the digital sign structures and displays), logo sign structures and bus shelters qualify as “real estate assets” under Section 856 and the Treasury Regulations thereunder, our initial IRS ruling request included a request for a ruling on this issue. While our request was pending, the IRS adopted the position that it will no longer issue private letter rulings addressing whether “outdoor advertising displays” for which an election under Section 1033(g)(3) of the Code (the “1033(g)(3) Election”) is available qualify as “real estate assets” under Code Section 856. Instead, the IRS advised us to use the 1033(g)(3) Election to confirm the treatment of our outdoor advertising displays as real property. Since that time, the U.S. Treasury Department has issued regulations that explicitly provide that outdoor advertising displays for which a 1033(g)(3) Election has been properly made qualify as real property for REIT asset test purposes.

Treasury Regulations under Section 1033(g) of the Code define “outdoor advertising display” as “a rigidly assembled sign, display or device that constitutes, or is used to display, a commercial or other advertisement to the public and is permanently affixed to the ground or permanently attached to a building or other inherently permanent structure.” The 1033(g)(3) Election by its terms applies to treat an asset as “real property” for all purposes of the Code, including Section 856. We believe that our billboard sign structures (including the digital sign structure and displays), logo sign structures and bus shelters qualify as “outdoor advertising displays” within the meaning of Section 1033(g) of the Code and the Treasury Regulations thereunder and we made the 1033(g)(3) Election for our billboard sign structures, logo sign structures and bus shelters to be treated as “real property” for purposes of chapter 1 of the Code, including the REIT provisions, effective for our 2014 taxable year.

We have received a private letter ruling from the IRS that our intangible assets (including goodwill) that are associated with our outdoor advertising displays for which we make a valid 1033(g)(3) Election also qualify as “real property” under the REIT rules. We believe that any of our intangibles that do not so qualify either have no or minimal value or will be attributed to our TRSs.

Income and Asset Test Cure Provisions. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy any of the asset tests (other than the 10% voting limitation) at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy any such asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests.

Moreover, if we fail to satisfy any of the asset tests at the end of a calendar quarter during a taxable year and such failure is not cured within 30 days as described above, we will not lose our REIT status if one of the following additional exceptions applies: (1) the failure is due to a violation of the 5% or 10% asset tests and is “de minimis” (for this purpose, a “de minimis” failure is one that arises from our ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets at the end of the quarter in which the failure occurred and $10 million) and we either dispose of the assets that caused the failure or otherwise satisfy any of the asset tests within 6 months after the last day of the quarter in which our identification of the failure occurred; or (2) the failure is due to a violation of any of the asset tests (other than “de minimis” violations of the 5% or 10% asset tests) and all of the following requirements are satisfied: (i) the failure is due to reasonable cause and not willful neglect, (ii) we file a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, and (iii) we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months after the last day of the quarter in which our identification of the failure occurred. If we must rely on the reasonable cause exception for non-“de minimis” failures, we must pay an excise tax equal to the greater of (x) $50,000 and (y) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest U.S. federal income tax applicable to corporations.

Prohibited Transactions Tax. Any gain we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless such property has been held by us for two years and certain other requirements are satisfied or the gain is realized in a TRS. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. We intend to hold, and, to the extent within our control, to have any joint venture to which our operating partnership is a partner hold, properties for investment with a view to long-term appreciation, to engage in the business of acquiring, owning, operating and developing the properties, and to make sales of our properties and other properties acquired subsequent to the date hereof as are consistent with our investment objectives. Based upon our investment objectives, we believe that overall, our properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of business. However, it may not always be practical to limit sales of properties and we may be subject to the 100% penalty tax on the gain from dispositions of property if we are deemed to have held the property primarily for sale to customers in the ordinary course of business.

The potential application of the prohibited transactions tax could cause us to forego potential dispositions of other property or to forego other opportunities that might otherwise be attractive to us, or to undertake such dispositions or other opportunities through a TRS, which would generally result in corporate income taxes being incurred.

Foreclosure Property. Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

Hedging Transactions and Foreign Currency Gains. We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent as may be provided by future Treasury Regulations, any income from a hedging transaction which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% and 75% income tests (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by us to acquire or carry real estate assets or (2) primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain), or, (3) for taxable years beginning on or after December 31, 2015, that hedges against transactions described in clause (1) or (2) and is entered into in connection with the extinguishment of debt or sale of property that is being hedged against by the transaction described in clause (1) or (2), and which complies with certain identification requirements, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% gross income test and the 75% gross income test. To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as nonqualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT. In addition, certain foreign currency gains may be excluded from gross income for purposes of one or both of the REIT gross income tests, provided we do not deal in or engage in substantial and regular trading in securities.

Annual Distribution Requirements Applicable to REITs. To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. For purposes of the distribution requirements, any built-in gain (net of the applicable tax) we recognize during the applicable recognition period that existed on an asset when we acquired it from a “C” corporation in a carry-over basis transaction or (if disposed of prior to January 1, 2019) that was held by us as of January 1, 2014 will be included in our REIT taxable income. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made. In addition, if we acquire a corporation by merger, acquire a corporation that becomes a QRS, liquidate a TRS or convert a TRS to a QRS, to preserve our status as a REIT, we must generally distribute all of the non-REIT accumulated E&P inherited in that transaction, if any, not later than the end of our taxable year in which the transaction occurred. See “—Taxation of Lamar as a REIT” for a discussion of the possible recognition of built-in gain as well as the distribution requirement. Furthermore, generally for taxable years beginning after December 31, 2017, subject to certain exceptions, generally we must accrue income for U.S. federal income tax purposes no later than the time when such income is taken into account as revenue in our financial statements, which could create additional differences between REIT taxable income and the receipt of cash attributable to such income.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

Generally, we anticipate having sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we, from time to time, may choose to retain cash to fund capital projects or future operations or may not have sufficient cash or other liquid assets to meet this distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, in part due to timing differences between (a) the actual receipt of income and the actual payment of deductible expenses and (b) the inclusion of such income and the deduction of such expenses in arriving at our taxable income, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In such event, we may find it necessary to arrange for borrowings or pay taxable stock dividends in order to meet the distribution requirement.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to such dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of the REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid.

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on these retained amounts at regular corporate tax rates.

We will be subject to a nondeductible 4% excise tax to the extent the sum of amounts actually distributed and amounts retained for which U.S. federal income tax was paid is less than the sum of:

(1)	85% of our REIT ordinary income for the year;

(2)	95% of our REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any such retained amounts would be treated as having been distributed.

Interest Deduction Limitation Enacted by the TCJA

Section 163(j) of the Code, as amended by the TCJA, limits the deductibility of net interest expense paid or accrued on debt properly allocable to a trade or business to 30% of “adjusted taxable income,” subject to certain exceptions. Any amount paid or accrued in excess of the limitation is carried forward and may be deducted in a subsequent year, again subject to the 30% limitation. Adjusted taxable income is determined without regard to certain deductions, including those for net interest expense, net operating loss carryforwards and, for taxable years beginning before January 1, 2022, depreciation, amortization and depletion. Provided the taxpayer makes a timely election (which is irrevocable), the 30% limitation does not apply to a trade or business involving real property development, redevelopment, construction, reconstruction, rental, operation, acquisition, conversion, disposition, management, leasing or brokerage, within the meaning of Section 469(c)(7)(C) of the Code. If this election is made, depreciable real property (including certain improvements) held by the relevant trade or business must be depreciated under the alternative depreciation system under the Code, which generally is less favorable than the generally applicable system of depreciation under the Code. If we do not make the election or if the election is determined not to be available with respect to all or certain of our business activities, the interest deduction limitation could result in us having more REIT taxable income and thus increase the amount of distributions we must make in order to comply with the REIT requirements and avoid incurring corporate level income tax. We have not made such an election at this time but may do so in the future.

Built-in Gains. As mentioned above, notwithstanding our qualification and taxation as a REIT, we may still be subject to corporate taxation in particular circumstances. As noted above, we are subject to gain at corporate tax rates on assets held during the five year period after we elected to be taxed as a REIT (January 1, 2014) on the lesser of (1) the excess, if any, of the asset’s fair market value over our basis in the asset, each determined as of January 1, 2014, or (2) our gain recognized in the disposition. If we recognized gain on the disposition of assets held by us between January 1, 2014 and January 1, 2019, i.e. the five-year period after we became taxable as a REIT, such gain would be taxable at the highest regular corporate tax rate, which is currently 21%, on the lesser of the excess of the fair market value of the asset over our basis in the asset on January 1, 2014, or the gain we realize on the disposition. Such five-year period has expired but certain tax years for which this rule applied remain open such that additional taxes could be assessed with respect to sales in those tax years.

In addition to the circumstances described above, we will be subject to corporate taxation if we acquire an asset from a corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of a present or former “C” corporation (including, for example, if we were to liquidate a TRS or convert a TRS to a QRS), and if we subsequently recognize gain on the disposition of this asset during the five year period beginning on the date on which the asset ceased to be owned by the “C” corporation. In such case we will generally pay tax at the highest regular corporate tax rate, currently 21%, on the lesser of (1) the excess, if any, of the asset’s fair market value over our adjusted tax basis, each determined as of the time the asset ceased to be owned by the “C” corporation, or (2) our gain recognized in the disposition. Accordingly, any taxable disposition of an asset so acquired during the specified period could be subject to this built-in gains tax. To the extent attributable to our gains in a taxable year that are subject to the built-in gains tax, net of any taxes paid on such gains with respect to that taxable year, our dividends will be potentially eligible for taxation to noncorporate U.S. stockholders at the maximum 20% “qualified dividend” rate.

Record-Keeping Requirements. We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure of Lamar to Qualify as a REIT. If we fail to satisfy any REIT requirements (other than the income test or asset test requirements, to which specific cure provisions apply), we generally will avoid disqualification as a REIT if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 with respect to such failure. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

If we fail to qualify for taxation as a REIT in any taxable year for which the statute of limitations remains open and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates, including any applicable alternative minimum tax (for taxable years beginning before January 1, 2018). Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be taxable as dividend income. Subject to limitations of the Code, corporate stockholders may be eligible for the dividends-received deduction and non-corporate stockholders may be eligible to treat the dividends received from us as qualified dividend income taxable as net capital gains under the provisions of Section 1(h)(11) of the Code. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of U.S. Stockholders

When we refer to a “U.S. stockholder,” we mean a beneficial owner of our Class A common stock that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or if a valid election is in place to treat the trust as a U.S. person.

A “non-U.S. stockholder” is a beneficial owner of our Class A common stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. stockholder.

If any entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Prospective holders of our Class A common stock that are partnerships and partners in those partnerships should consult their tax advisors.

Distributions by Lamar. As long as we qualify as a REIT, (1) a U.S. stockholder must report as ordinary income distributions to such U.S. stockholder that are made out of our current or accumulated earnings and profits and that we do not designate as capital gain dividends or retained long-term capital gain, and (2) a corporate U.S. stockholder will not qualify for the dividends received deduction generally available to corporations with respect to distributions on our Class A common stock. In addition, dividends paid to a U.S. stockholder that is an individual generally will not qualify for the reduced rate of U.S. federal income tax applicable to “qualified dividend income.” Qualified dividend income generally includes dividends from most U.S. corporations but does not generally include REIT dividends. As a result, subject to the discussion below, our ordinary REIT dividends generally will continue to be taxed at the U.S. federal income tax rate applicable to ordinary income. However, for taxable years beginning before January 1, 2026, generally, U.S. stockholders that are individuals, trusts or estates may deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations. Notwithstanding the preceding discussion, the U.S. federal income tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as our TRSs, and (2) attributable to income upon which we have paid corporate U.S. federal income tax (e.g., to the extent that we distribute less than 100% of our REIT taxable income). In general, to qualify for the reduced U.S. federal income tax rate on qualified dividend income, a U.S. stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted tax basis of the stockholder’s shares. Rather, such distributions will reduce the adjusted basis of such shares. Distributions in excess of current and accumulated earnings and profits that exceed a U.S. stockholder’s adjusted basis in its shares (determined separately for each share) will be treated as gain from the sale or exchange of such shares, taxable as capital gains in the amount of such excess. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. The IRS has ruled that if total distributions for two or more classes of stock are in excess of current and accumulated earnings and profits, dividends must be treated as having been distributed to those stockholders having a priority under the corporate charter before any distribution to stockholders with lesser priority. If we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and our stockholders will be treated as having received the dividend, on December 31 of the year in which the dividend was declared to the extent of current and accumulated earnings and profits.

The above applies regardless of whether the distributions by us are reinvested. This discussion applies equally to distributions payable in cash and taxable stock distributions.

We may elect to designate distributions of our net capital gain as “capital gain dividends.” Capital gain dividends generally are taxed to U.S. stockholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. stockholder has held its shares. Designations made by us will be effective only to the extent that they comply with the principles of Revenue Ruling 89-81, which require that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may choose to retain all or part of our net capital gain and designate such amount as “undistributed capital gain.” We will be subject to regular U.S. federal corporate income tax on any undistributed capital gains and our earnings and profits will be adjusted appropriately. On such a designation, a U.S. stockholder:

(1)	will include in its income as long-term capital gains its proportionate share of such undistributed capital gains;

(2)

will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gains and receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. stockholder’s tax liability on the undistributed capital gains; and

(3)	will increase the basis in its Class A common stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid.

We will classify portions of any designated capital gain dividend or undistributed capital gains as either (1) a 20% rate gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 20% or (2) an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%. We must determine the maximum amounts that we may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate in excess of 25%.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may, subject to limitations, reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. Such losses, however, are not passed through and U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Sales of Shares. Upon any taxable sale or other disposition of a share, a U.S. stockholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (x) the amount of cash and the fair market value of any property received on the sale or other disposition and (y) the holder’s adjusted basis in the share for tax purposes. The applicable tax rate will depend on the stockholder’s holding period in the share (generally, if an asset has been held for more than one year it will produce long-term capital gain), the stockholder’s tax bracket and the stockholder’s status (i.e., as an individual or other noncorporate U.S. stockholder or as a corporate U.S. stockholder). The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate U.S. stockholders) to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Stockholders should consult with their tax advisors with respect to their capital gain tax liability. In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of a share that has been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. stockholder from us that were required to be treated as long-term capital gains. All or a portion of any loss realized upon a taxable disposition of shares may be disallowed if other shares are purchased within 30 days before or after the date of disposition.

Medicare Tax on Unearned Income. A U.S. stockholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) his or her “net investment income” (or “undistributed net investment income,” in the case of an estate or trust) for the relevant taxable year or (2) the excess of his or her modified adjusted gross income (or adjusted gross income, in the case of an estate or trust) for the taxable year over a certain threshold. Net investment income generally includes dividend income and net gains from the disposition of common stock, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). With respect to ordinary REIT dividends received by non-corporate taxpayers, the temporary 20% deduction described above is allowed only for regular income tax purposes and thus is apparently not allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax. A U.S. stockholder that is an individual, estate or trust, should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our Class A common stock.

Passive Activity Losses and Investment Interest Limitations. Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of shares of our Class A common stock will not be treated as passive activity income, and as a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. In addition, with respect to our non-corporate U.S. stockholders, dividends (other than capital gain dividends and dividends taxed at net capital gains rates) generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder may elect to treat capital gain dividends and capital gains from the disposition of shares of our Class A common stock as investment income for purposes of the investment interest limitation, in which case such amounts otherwise taxable as capital gains will be taxed at ordinary income rates. We will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain.

Treatment of Tax-Exempt Stockholders

Provided that a tax-exempt stockholder has not held its Class A common stock as “debt financed property” within the meaning of the Code, the dividend income from our company will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, gain from the sale of shares will not constitute UBTI unless the tax-exempt stockholder has held its shares as debt financed property within the meaning of the Code or is a dealer in the shares.

However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in our company will generally constitute UBTI; however, an organization exempt under Section 501(c)(9) or (c)(17) of the Code may reduce UBTI if it properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”

A REIT is a pension-held REIT if it meets the following two tests:

(1)

it qualified as a REIT only by reason of Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

(2)

either (a) at least one pension trust holds more than 25% of the value of the REIT’s stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.

For pension-held REITs, the percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies, in which case no dividends are treated as UBTI, where this percentage is less than 5% for any taxable year. Before investing in our Class A common stock, a tax-exempt stockholder should consult its tax advisors with regard to UBTI and the suitability of an investment in our Class A common stock.

U.S. Taxation of Non-U.S. Stockholders

Distributions by Lamar. Distributions by us to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated by us as capital gain dividends will be treated as dividends taxed as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under many treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a trade or business generally will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. stockholders are taxed with respect to these dividends, and are generally not subject to withholding. A corporate non-U.S. stockholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate, on its effectively connected earnings and profits, subject to adjustments.

Distributions in excess of our current and accumulated earnings and profits (not attributable to gains from disposition of U.S. real property interests) that exceed the non-U.S. stockholder’s basis in its Class A common stock (determined separately for each share) will be taxable to a non-U.S. stockholder as gain from the sale of its Class A common stock, which is discussed below. Distributions in excess of our current or accumulated earnings and profits (not attributable to gains from disposition of U.S. real property interests) that do not exceed the adjusted basis of the non-U.S. stockholder in its Class A common stock will reduce the non-U.S. stockholder’s adjusted basis in its Class A common stock and will not be subject to U.S. federal income tax, but will be subject to U.S. federal withholding tax as described below.

Subject to the discussion below regarding capital gain dividends and FIRPTA, we expect to withhold U.S. federal income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. stockholder unless:

(1)	a lower treaty rate applies and the non-U.S. stockholder provides the applicable withholding agent with an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced treaty rate; or

(2)

the non-U.S. stockholder provides the applicable withholding agent with an IRS Form W-8ECI claiming that the distribution is income effectively connected with such non-U.S. stockholder’s trade or business within the U.S.

We may be required to withhold at least 15% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. stockholder is not liable for tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the IRS if the non-U.S. stockholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. stockholder that we designate as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

(1)

the investment in our Class A common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to tax on such gain in generally the same manner as U.S. stockholders, and a non-U.S. stockholder that is a corporation also may be subject to a 30% branch profits tax, as discussed above; or

(2)

the non-U.S. stockholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on his or her U.S. source capital gains, which may be offset by certain U.S. source capital losses.

Subject to the exception discussed below for 10% or smaller holders of regularly traded classes of stock and the special rules for “qualified foreign pension funds” or “qualified shareholders,” under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. stockholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. The term “U.S. real property interests” includes interests in U.S. real property and shares in U.S. corporations at least 50% of whose real estate and business assets consist of U.S. real property interests. Non-U.S. stockholders will be taxed on this gain at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, a non-U.S. stockholder that is a corporation may be subject to a 30% branch profits tax, as discussed above.

We will be required to withhold and remit to the IRS 21% of any distributions to non-U.S. stockholders attributable to gain from our sale or exchange of U.S. real property interests. Under long standing regulations, we also may be required to withhold 21% of any distributions to non-U.S. stockholders that we designate as capital gain dividends, including any distributions that could have been designated as capital gain dividends.

Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability. A non-U.S. stockholder who receives distributions attributable to gain from a sale or exchange by us of U.S. real property interests will be required to file a U.S. federal income tax return for the taxable year.

A non-U.S. stockholder that owns, actually or constructively, no more than 10% of our Class A common stock at all times during the one-year period ending on the date of the distribution will not be subject to the 21% FIRPTA withholding tax with respect to distributions that are attributable to gain from our sale or exchange of U.S. real property interests, and also should not be subject to the 21% capital gain dividend withholding tax, provided that our Class A common stock is regularly traded on an established securities market. Instead, any distributions made to such non-U.S. stockholder will be subject to the general withholding rules discussed above which generally impose a withholding tax equal to 30% of the gross amount of each dividend distribution (unless reduced by treaty).

Although the law is not clear on the matter, it appears that amounts designated by us as undistributed capital gains generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom an amount equal to their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the IRS a refund to the extent their proportionate share of this tax paid by us exceeds their actual U.S. federal income tax liability.

Sale of Class A Common Stock. Gain recognized by a non-U.S. stockholder upon the sale or exchange of our Class A common stock generally would not be subject to U.S. taxation unless:

(1)

the investment in our Class A common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder generally will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a stockholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above;

(2)

the non-U.S. stockholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a tax home in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains, which may be offset by certain U.S. source capital losses; or

(3)	our Class A common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

Our Class A common stock will not constitute a U.S. real property interest if we are a domestically controlled qualified investment entity. We will be a domestically controlled qualified investment entity if, at all times during a specified testing period, we are a REIT and less than 50% in value of our stock is held directly or indirectly by non-U.S. stockholders. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” ownership by non-United States persons generally will be determined by looking through certain pass-through entities and U.S. corporations, including non-public REITs and certain non-public foreign-controlled domestic C corporations, and treating a public qualified investment entity as a non-United States person unless such entity is a “domestically controlled qualified investment entity.” For these purposes, for testing periods that ended on or after December 18, 2015, a person holding less than 5% of our regularly traded classes of stock for five years has been, and will be, treated as a U.S. person unless we have actual knowledge that such person is not a U.S. person.

Because our Class A common stock is publicly traded, we cannot guarantee that we are or will continue to be a domestically controlled qualified investment entity.

Even if we are a domestically controlled qualified investment entity, upon disposition of our stock, a non-U.S. stockholder may be treated as having gain from the sale or exchange of a U.S. real property interest if the

non-U.S. stockholder (1) disposes of an interest in our stock during the 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from sale or exchange of a U.S. real property interest and (2) directly or indirectly acquires, enters into a contract or option to acquire, or is deemed to acquire, other shares of our stock within 30 days before or after such ex-dividend date. This rule does not apply if the exception for distributions to 10% or smaller holders of classes of stock that are regularly traded on an established securities market in the United States is satisfied.

Even if we do not qualify as a domestically controlled qualified investment entity at the time a non-U.S. stockholder sells its Class A common stock, our stock sold by such stockholder would not be considered a U.S. real property interest if:

(1)	the class or series of stock sold is considered regularly traded under applicable Treasury Regulations on an established securities market, such as the NYSE; and

(2)

the selling non-U.S. stockholder owned, actually or constructively, 10% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our Class A common stock were subject to taxation under FIRPTA, a non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax.

Special FIRPTA Rules. To the extent our stock is held directly (or indirectly through one or more partnerships) by a “qualified shareholder,” it will not be treated as a U.S. real property interest for such qualified shareholder. Further, to the extent such treatment applies, any distribution to such shareholder will not be treated as gain recognized from the sale or exchange of a U.S. real property interest. For these purposes, a qualified shareholder is generally a non-U.S. stockholder that (i)(A) is eligible for treaty benefits under an income tax treaty with the United States that includes an exchange of information program, and the principal class of interests of which is listed and regularly traded on one or more stock exchanges as defined by the treaty, or (B) is a foreign limited partnership organized in a jurisdiction with an exchange of information agreement with the United States and that has a class of regularly traded limited partnership units (having a value greater than 50% of the value of all partnership units) on the New York Stock Exchange or Nasdaq, (ii) is a “qualified collective investment vehicle” (within the meaning of Section 897(k)(3)(B) of the Code) and (iii) maintains records of persons holding 5% or more of the class of interests described in clauses (i)(A) or (i)(B) above. However, in the case of a qualified shareholder having one or more “applicable investors,” the exception described in the first sentence of this paragraph will not apply to the applicable percentage of the qualified shareholder’s stock (with “applicable percentage” generally meaning the percentage of the value of the interests in the qualified shareholder held by applicable investors after applying certain constructive ownership rules). The applicable percentage of the amount realized by a qualified shareholder on the disposition of our stock or with respect to a distribution from us attributable to gain from the sale or exchange of a U.S. real property interest will be treated as amounts realized from the disposition of U.S. real property interest. Such treatment shall also apply to applicable investors in respect of distributions treated as a sale or exchange of stock with respect to a qualified shareholder. For these purposes, an “applicable investor” is a person (other than a qualified shareholder) who generally holds an interest in the qualified shareholder and holds more than 10% of our stock applying certain constructive ownership rules.

For FIRPTA purposes, a “qualified foreign pension fund” shall not be treated as a non-U.S. stockholder, and any entity all of the interests of which are held by an qualified foreign pension fund shall be treated as such a fund. A “qualified foreign pension fund” is an organization or arrangement (i) created or organized in a foreign country, (ii) established to provide retirement or pension benefits to current or former employees (including self-employed individuals) or their designees by either (A) a foreign country as a result of services rendered by such employees to their employers, or (B) one or more employers, or in consideration for, services rendered by such employees to such employers, (iii) which does not have a single participant or beneficiary that has a right to more than 5% of its assets or income, (iv) which is subject to government regulation and with respect to which annual information about its beneficiaries is provided, or is otherwise available, to relevant local tax authorities and (v) with respect to which, under its local laws, (A) contributions that would otherwise be subject to tax are deductible or excluded from its gross income or taxed at a reduced rate, or (B) taxation of its investment income is deferred, or such income is excluded from its gross income or taxed at a reduced rate.

Information Reporting and Backup Withholding Tax Applicable to Stockholders

U.S. Stockholders. In general, information reporting requirements will apply to payments of distributions on our Class A common stock and payments of the proceeds of the sale of our Class A common stock to U.S. stockholders, unless an exception applies. Further, the payor will be required to backup withhold on any payments at the current rate of 24% if:

(1)	the payee fails to furnish a taxpayer identification number, or TIN, to the applicable withholding agent or to establish an exemption from backup withholding;

(2)	the IRS notifies the applicable withholding agent that the TIN furnished by the payee is incorrect; or

(3)	the payee fails to certify that the payee is not subject to backup withholding under the Code.

Some U.S. stockholders, including corporations and tax exempt organizations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a U.S. stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax liability and may entitle the stockholder or holder to a refund, provided that the required information is furnished to the IRS on a timely basis.

Non-U.S. Stockholders. Information reporting requirements and backup withholding may apply to payments of distributions on our Class A common stock to a non-U.S. stockholder. Information reporting and backup withholding will generally not apply if an appropriate IRS Form W-8 is duly provided by such non-U.S. stockholder or the stockholder otherwise establishes an exemption. Information reporting and backup withholding also may apply to proceeds a non-U.S. stockholder receives upon the sale, exchange, or other disposition of our Class A common stock unless the non-U.S. shareholder properly certifies to the applicable withholding agent its non-U.S. status on an applicable IRS Form W-8 or substantially similar form. Even without having executed an applicable IRS Form W-8 or substantially similar form, however, in some cases information reporting and backup withholding will not apply to proceeds that a non-U.S. stockholder receives upon the sale, exchange, or other disposition of our Class A common stock if the non-U.S. stockholder receives those proceeds through a non-U.S. broker’s foreign office and the broker does not have certain specified connections with the United States. Any amount withheld under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax liability (which might entitle such holder to a refund), provided that such holder furnishes the required information to the IRS. Payments not subject to information reporting requirements may nonetheless be subject to other reporting requirements.

Foreign Account Tax Compliance

Pursuant to the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities must comply with registration and information reporting rules with respect to their U.S. account holders and investors or be subject to a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). A foreign financial institution or other foreign entity that does not comply with the FATCA registration and reporting requirements will generally be subject to a 30% withholding tax on “withholdable payments.” For this purpose, withholdable payments generally include U.S.-source payments (including U.S.-source dividends), and (subject to the proposed Treasury Regulations below) the gross proceeds from a sale of equity or debt instruments of issuers who are considered U.S. issuers under the FATCA rules. The FATCA withholding tax applies even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain).

While withholding under FATCA would have applied also to payments of gross proceeds from the sale or disposition of our capital stock after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. We will not pay additional amounts in respect of amounts withheld. Investors should consult their tax advisors regarding FATCA.

Additional Legislative or Other Actions Affecting REITs. The U.S. federal income tax rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department and it is possible that there could be future changes that could adversely impact our stockholders. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our Class A common stock.

Certain State, Local, and Non-U.S. Taxes. Lamar, its subsidiaries, and its stockholders may be subject to state, local and foreign tax in states, localities or foreign countries, including those in which we or they transact business or reside. The state, local and foreign tax treatment of Lamar and its stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in our Class A common stock. To the extent that we and our TRSs are required to pay federal, state, local or foreign taxes, we will have less cash available for distribution to stockholders.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AND THE CONSEQUENCES OF OTHER FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS) AND THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY AND THE POSSIBLE EFFECT OF CHANGES IN THESE TAX LAWS.

PLAN OF DISTRIBUTION

We and/or the selling securityholders, if applicable, may offer and sell the Class A common stock offered by this prospectus in any one or more of the following ways:

•	through agents;

•	to or through underwriters, agents, brokers or dealers;

•	directly to one or more other purchasers, including through a specific bidding, auction or other process;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	privately negotiated transactions; or

•	otherwise through a combination of any of the above methods or any other method permitted by law.

We, the selling securityholders, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we or the selling securityholders utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We may indemnify the underwriters under the relevant underwriting agreement to indemnification by us against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we or the selling securityholders utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

Our Class A common stock may also be sold directly by us or the selling securityholders. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly. In addition, a selling securityholder may sell securities covered by this prospectus in private transactions rather than pursuant to this prospectus.

If required by applicable law, we will describe in a prospectus supplement the particular terms of the offering of Class A common stock, including the specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

LEGAL MATTERS

Unless otherwise stated in the applicable prospectus supplement, the validity of the Class A common stock offered in this prospectus will be passed upon for us by Locke Lord LLP. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements of Lamar Advertising Company and subsidiaries and Lamar Media Corp. and subsidiaries as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC. You can find our filings on the SEC’s website at http://www.sec.gov and on our website at www.lamar.com. Information contained on our website is not part of this prospectus, unless specifically so designated and filed with the SEC.

You may request a copy of these filings at no cost by writing or calling us at the following address or telephone number: 5321 Corporate Boulevard, Baton Rouge, Louisiana 70808, Tel: (225) 926-1000, Attention: Chief Financial Officer.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in this offering, you should check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the applicable offering under this prospectus and the accompanying prospectus supplement is terminated, in each case other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 23, 2024;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2024, filed with the SEC on May 2, 2024;

•

The information in our proxy statement that is part of our Schedule 14A filed with the SEC on April 5, 2024 that is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023;

•	Our Current Reports on Form 8-K, filed with the SEC on February 22, 2024, March 18, 2024, May 16, 2024 and May 22, 2024; and

•

The description of our Class  A common stock filed as Exhibit 4(a)(3) to our Annual Report on Form 10-K filed with the SEC on February 23, 2024, and any subsequent amendments and reports filed to update such description.

You may obtain any of the documents incorporated by reference into this prospectus from the SEC through its website at the address provided above. You also may request a copy of any document incorporated by reference into this prospectus (including exhibits to those documents specifically incorporated by reference into this document), at no cost, by visiting our website at www.lamar.com, or by writing or calling us at the following address or telephone number:

Lamar Advertising Company

5321 Corporate Boulevard

Baton Rouge, Louisiana 70808

Tel: (225) 926-1000

Attention: Chief Financial Officer

$400,000,000

Class A common stock

Prospectus supplement

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July 24, 2024